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                                                                   EXHIBIT 16.3

                                     ARTHUR
                                    ANDERSEN

February 6, 1997

Mr. Dennis Tietz, President
Cronos Capital Corp.
444 Market Street, 15th floor
San Francisco, California 94111

Dear Dennis:

This is to confirm that the client-auditor relationship between the following entities and Arthur Andersen LLP has ceased.

IEA Marine Container Fund I
IEA Marine Container Fund II
IEA Marine Container Income Fund III
IEA Marine Container Income Fund IV
IEA Marine Container Income Fund V (A)
IEA Marine Container Income Fund V (B)
IEA Income Fund VI
IEA Income Fund VII
IEA Income Fund VIII
IEA Income Fund IX
IEA Income Fund X
IEA Income Fund XI
IEA Income Fund XII
Cronos Global Income Fund XIV, L.P.
Cronos Global Income Fund XV, L.P.
Cronos Global Income Fund XVI, L.P.


Very truly yours,

[SIG]

ARTHUR ANDERSEN LLP


Copy to: Office of Chief Accountant
         Securities and Exchange Commission